UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 22, 2018

Date of Report (Date of earliest event reported)

EVIO, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-12350	47-1890509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

62930 O. B. Riley Rd, Suite 300, Bend, OR	97703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (541) 633-4568

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 18, 2018, the Board, increased the size of the Board from 3 to 5 members and appointed Mr. Don Gibbs and Mr. Felipe Campusano fill the vacancy so created, both effective July 18, 2018. Dr. Gibbs was appointed to serve in the class of directors that will stand for re-election at the 2020 Annual Meeting of Stockholders and Mr. Campusano was appointed to service in the class of directors that will stand for re-election at the 2019 Annual Meeting of Stockholders. Both Mr. Gibbs and Mr. Campusano will serve on the Audit and Compensation Committees of the Company’s Board.

Mr. Gibbs has served in many executive C-Suite positions for Canadian and U.S. companies including Mitel Corporation, Cognos Inc., Positron Fiber Systems Inc., and AirIQ Inc. Mr. Gibbs started his career with Leigh Instruments before joining Mitel Corporation where he served for 8 years as CFO and COO. Mr. Gibbs experience includes managing international operations, company acquisitions and mergers, and IPO's and financing on the Toronto Stock Exchange (TSX), New York Stock Exchange (NYSE), NASDAQ, London Stock Exchange (LSE) and Toronto Venture Exchange (TVE). Mr. Gibbs previously served as CFO for Tweed Marijuana Inc., now Canopy Growth Corporation, a Canadian Licensed Producer and one of the largest cannabis producers in the world. Mr. Gibbs received his Bachelor of Commerce degree from the University of Ottawa and holds a professional designation as a Certified Management Accountant with the Canadian Society of Management Accountants.

Mr. Campusano graduated from The University of Toronto Faculty of Pharmacy in 2006 and then purchased his first pharmacy. Currently, Mr. Campusano has accumulated interest in over 50 pharmacies across Canada. Mr. Campusano is a founding partner and current President of Liver Care Canada, a multidisciplinary network of leading healthcare specialists dedicated to the highest level of care for patients with liver disease. Liver Care Canada has fifteen sites across Ontario and provides treatment to patients with various kinds of liver disease. Mr. Campusano is also the founding partner of Cannabis Care Canada, whose name was changed to National Access Cannabis Medical when fifty-one percent was sold to National Access Cannabis (NAC) corporation, a publicly traded company, in 2018. He currently sits on the Board of Directors of National Access Cannabis.

The Board has determined that Messrs. Gibbs and Campusano meets the independence standards adopted by the Board in compliance Item 407(a) of Regulation S-K.

Messrs. Gibbs and Campusano have (i) no arrangements or understandings with any other person pursuant to which he was appointed to as a director, and (ii) no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Messrs. Gibbs and Campusano have had (i) no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K and, (ii) as of the date of this Current Report on Form 8-K, Messrs. Gibbs and Campusano holds no direct or indirect beneficial ownership in the Company’s stock or rights to acquire the Company’s stock.

Mr. Campusano will receive compensation of options to purchase the 50,000 shares of the Company's common stock which vest in quarterly installments from June 18, 2018 to June 17, 2019. In addition, Mr. Campusano will receive compensation for his attendance to board meetings ranging from $500 to $2,500.

Mr. Gibbs will receive compensation of options to purchase the 120,000 shares of the Company's common stock which vest in six month installments from June 18, 2018 to June 17, 2020. In addition, Mr. Gibbs will receive compensation for his attendance to board meetings ranging from $500 to $2,500.

The Company issued a press release on June 21, 2018 announcing the appointment of Mr. Gibbs and a press release on June 19 announcing the appointment of Mr. Campusano the Company’s Board. A copy of the press releases are attached as Exhibit 99.1 and 99.2 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press release dated June 19, 2018 announcing new board member

99.2*	Press release dated June 21,2018 announcing new board member

__________

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVIO, INC.

Date: June 22, 2018	By:	/s/ William Waldrop
William Waldrop
Chief Executive Officer

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